Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of this 12th day of January, 2009, by and among:
Cablecam, LLC, an Oklahoma limited liability company with offices at Two Warren Place, 6120 South Yale, Second Floor, Tulsa, OK 74136-4229 (“Cablecam”);
Skycam LLC, an Oklahoma limited liability company with offices at Two Warren Place, 6120 South Yale, Second Floor, Tulsa, OK 74136-4229 (“Skycam”);
Winnercomm Holdings, Inc., a Delaware corporation, with offices at Two Warren Place, 6120 South Yale, Second Floor, Tulsa, OK 74136-4229 (“Holdings”);
Winnercomm, Inc., an Oklahoma corporation with offices at Two Warren Place, 6120 South Yale, Second Floor, Tulsa, OK 74136-4229 (“Winnercomm,” Cablecam, Skycam and Holdings each being referred to from time to time as a “Seller” and, collectively, the “Sellers”);
a n d
Outdoor Channel Holdings, Inc., a Delaware corporation, with offices at 43445 Business Park Drive, Suite 103, Temecula, CA, 92590 (the “Buyer”).
W I T N E S S E T H:
     WHEREAS, Skycam owns the rights to a business of developing, operating, renting, marketing, manufacturing and otherwise dealing with an advanced computer controlled mobile aerial camera suspension system (the “Skycam System”) (collectively, the “Skycam Business”);
     WHEREAS, Cablecam owns certain assets which it uses in its business of providing cameras suspended by a system of cables, pulleys and computer controlled winches (the “Cablecam System”) (collectively, the “Cablecam Business”);
     WHEREAS, Winnercomm owns certain assets and has such contractual and business relationships which it uses in connection with sports production, program development, marketing services and sales representation businesses and activities (the “Winnercomm Business”, together with the Skycam Business and the Cablecam Business, the “Businesses”, and each, a “Business”); and
     WHEREAS, each of the Sellers desires to sell, and the Buyer desires to purchase all or substantially all of the assets and operations of Sellers, and assume certain specified liabilities of each Seller, as they pertain to the Purchased Assets (as defined herein) as of the Closing Date (as defined herein) for the consideration and upon the terms and conditions set forth in this Agreement; and

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained for good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
     1.1 Purchased Assets. Subject to the terms and conditions hereof, at the Closing, each Seller shall assign, convey, sell, and/or transfer to Buyer, and Buyer shall purchase or be assigned all of each Seller’s rights in and to all of the assets of the Sellers, including, without limitation, the following assets (excluding those assets excluded from this sale pursuant to Section 1.2) (collectively, the “Purchased Assets”):
(a)	The “Skycam Assets,” which shall include, without limitation:
1)	all right, title and interest in and to the equipment, tools, plans, specifications, designs, improvements, bills of material, inventory and parts (including spare parts inventory) work in progress and supplies representing the Skycam System;

2)	all rights, titles and interests that Skycam has or may have to Intellectual Property, including without limitation, Intellectual Property owned, used, useful or developed in connection with the ownership of the Skycam System and the operation of the Skycam Business (the “Skycam Intellectual Property”). The Skycam Intellectual Property is set forth on Schedule 1.1(a)(2);

3)	all of Skycam’s rights in and to certain computer software used in the Skycam Business, including but not limited to source and object codes for operating and controlling all aspects of the Skycam System;

4)	all documents, blueprints and other materials, whether in written, magnetic, digital, or other form, relating to the Skycam System;

5)	all real estate leasehold interests set forth on Schedule 1.1(a)(5);

6)	all of Skycam’s accounts receivable, as set forth on Schedule 1.1(a)(6); and

7)	the contracts to which Skycam is a party listed on Schedule 1.1(a)(7) (the “Skycam Contracts”).
(b)	The “Cablecam Assets” which shall include, without limitation:

1)	all rights, titles and interests in and to the equipment, tools, plans, specifications, designs, improvements, bills of material, inventory and parts (including spare parts inventory) work in progress and supplies representing the Cablecam System; including but not limited to three completed high definition cameras and related rigging and other equipment and software;

2)	all of Seller’s license agreements related to the Cablecam System as set forth on Schedule 1.1(b)(2);

3)	all rights, titles and interests that Cablecam has or may have to Intellectual Property, including without limitation, Intellectual Property owned, used, useful or developed in connection with the ownership of the Cablecam System and the operation of the Cablecam Business (the “Cablecam Intellectual Property”). The Cablecam Intellectual Property is set forth on Schedule 1.1(b)(3);

4)	all documents, blueprints and other materials, whether in written, magnetic, digital, or other form, relating to the Cablecam System;

5)	the contracts to which Cablecam is a party listed on Schedule 1.1(b)(5) (the “Cablecam Contracts”);

6)	any prepayments and deposits received by Cablecam from customers prior to Closing and the rights to receive any prepayments received or receivable subsequent to Closing to the extent such prepayments are made in respect of any work, services, sales or products with respect to the Cablecam System which are to be provided or performed subsequent to the Closing;

7)	all real estate leasehold interests set forth on Schedule 1.1(b)(7);

8)	all of Cablecam’s accounts receivable, as set forth on Schedule 1.1(b)(8); and

9)	all other property, equipment, rights, interests, claims and assets which are related to, used or useful in connection with the operation of the Cablecam Business or the ownership, maintenance, development, exploitation or improvement of the Cablecam System.
(c)	The “Winnercomm Assets” which shall include, without limitation:
1)	all tangible property set forth on Schedule 1.1(c)(1);

2)	all real estate leasehold interests set forth on Schedule 1.1(c)(2);

3)	the contracts to which Winnercomm is a party listed on Schedule 1.1(c)(3) (the “Winnercomm Contracts” and together with the Skycam Contracts and the Cablecam Contracts, the “Sellers’ Contracts”);

4)	all rights, titles and interests that Winnercomm has or may have to Intellectual Property, including without limitation, Intellectual Property owned, used, useful or developed in connection with the operation of the Winnercomm Business (the “Winnercomm Intellectual Property”). The Winnercomm Intellectual Property is set forth on Schedule 1.1(c)(4);

5)	all of Winnercomm’s accounts receivable, as set forth on Schedule 1.1(c)(5);

6)	other Winnnercomm assets, including, without limitation, any Sellers’ insurance policies, as set forth on Schedule 1.1(c)(6);

7)	all cash, less any and all allocated checks that have been written and are outstanding (the “Winnercomm Available Cash Balance”), prior to the Closing Date; and

8)	all goodwill and going concern value of the Sellers with respect to the Businesses.
     1.2 Assets Excluded from Purchase. Other than the Purchased Assets, no other asset of any Seller shall be transferred and sold to Buyer pursuant to this Agreement, including, without limitation, the following (the “Excluded Assets”):
(a)	all rights that accrue or will accrue to any Seller under this Agreement;

(b)	all of Sellers’ financial and organizational books and records; and

(c)	any other assets set forth on Schedule 1.2(d).
ARTICLE 2
PURCHASE PRICE AND PAYMENT
     2.1 Purchase Price. The Buyer agrees to pay FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND Dollars ($5,750,000) payable in cash or immediately available funds at the Closing to Winnercomm or its designated designee(s) for the Purchased Assets and the Assumed Liabilities (the “Purchase Price”).

     2.2 Assumption of Liabilities. The following are the “Assumed Liabilities”:
          (a) the accounts payable of the Sellers listed on Schedule 2.2(a);
          (b) any and all liabilities arising on or after the Closing Date pursuant to or under any of the Sellers’ Contracts, including (i) a payment owed to Parallel 2005 Equity Fund in the amount set forth in Schedule 2.2(b)(i)and (ii) a payment owed to Allen & Company for expenses incurred in connection with the consummation of this transaction in the amount set forth in Schedule 2.2(b)(ii); and
          (c) the obligations of each of the Sellers under the real property leases listed on Schedules 1.1(a)(5), 1.1(b)(7) and 1.1(c)(2).
     2.3 Liabilities Not Assumed. Except as otherwise expressly provided in this Agreement, Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise, directly or indirectly, assume or become responsible for any liability, obligation, duty or contingency of any Seller or any affiliate of any Seller of any nature whatsoever, whether liquidated or unliquidated, known or unknown, actual or inchoate, accrued, contingent or otherwise, including without limitation any funds owed by the Sellers pursuant to either of the Subordinated Demand Promissory Notes, both dated as of February 24, 2006, or any sales, use or income taxes imposed upon any Seller as a result of the Closing. Any and all liabilities attributable to the Purchased Assets which relate to or pertain to all time periods prior to the Closing Date shall remain the sole obligation and liability of the respective Sellers to which they currently relate.
     2.4 Allocation of Consideration. The parties agree that the Purchase Price shall be allocated, for tax purposes, among the Purchased Assets in a manner consistent with the provisions of Section 1060 of the Internal Revenue Code and all regulations promulgated thereunder. Buyer and Sellers shall endeavor to agree to the form of IRS Form 8594 for inclusion with the federal income tax return of each Seller ending on the Closing Date and any similar allocation required under state, local or foreign law (collectively, “IRS Form 8594”). If agreement is reached with respect to an allocation, Sellers and Buyer agree to report the transactions contemplated by this Agreement for federal tax purposes on IRS Form 8594 in accordance with such allocation, and shall not take any position or action inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise; provided, however, that if, in any audit of any tax return of Sellers or Buyer by a governmental authority, the fair market values are finally determined to be different from IRS Form 8594, as adjusted, Buyer and Sellers may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.

ARTICLE 3
CLOSING
     3.1 Time and Place of Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) pursuant to this Agreement shall take place on or before January 12, 2009. The Closing shall be held at the offices of Winnercomm, commencing at 3:00 P.M., local time or at such other date, time or place as may be agreed to by Buyer and the Sellers (the “Closing Date”).
     3.2 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:
          (a) Sellers shall deliver, or cause to be delivered, to Buyer the following:
               (i) a bill of sale, assignment and assumption agreement duly executed by each Seller (the “Bill of Sale, Assignment and Assumption Agreement”), substantially in the form of Exhibit B;
               (ii) a certificate of good standing of a recent date for each Seller, certified by the Secretary of State of the state in which in each Seller is incorporated and from each state where each Seller is qualified to do business;
               (iii) copies of the resolutions of the Board of Directors of Winnercomm and the Board of Directors of Holdings, authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing Date by the President of Holdings;
               (iv) duly executed releases or terminations of financing statements, or other evidence satisfactory to Buyer that all liens, mortgages on and security interests, if any, on any Purchased Asset have been released and terminated;
               (v) those closing deliverables set forth in Section 6.1; and
               (vi) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.
          (b) Buyer shall deliver, or shall cause to be delivered, to Sellers the items described below:
               (i) the Bill of Sale, Assignment and Assumption Agreement, executed by Buyer;

               (ii) the Purchase Price to Fortress Credit Opportunities I LP, as specifically directed by each of the Sellers, in cash or immediately available funds for the benefit of itself and the other Sellers;
               (iii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing by a duly elected officer of Buyer;
               (iv) those closing deliverables set forth in Section 6.2 and
               (vii) such other documents and instruments as Seller may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.
          (c) At the Closing, Winnercomm shall deliver, or shall cause to be delivered, to Buyer the Winnercomm Available Cash Balance.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING
     As of the date hereof, each Seller, jointly and severally, hereby represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in writing (and that reference the specific representation that they qualify) in the disclosure letter supplied by each Seller to Buyer dated as of the date hereof and certified by a duly authorized officer of each of the Sellers (the “Seller Disclosure Schedule”), as follows:
     4.1 Organization and Good Standing. Each Seller is a corporation duly established, validly existing and in good standing under the laws of the in which it is incorporated and has the power and authority to carry on the Businesses as presently conducted, to own the assets which it owns and to perform its obligations hereunder. Each Seller is duly qualified and in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material adverse effect on such Seller.
     4.2 Power and Authorization. Each Seller has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the “Seller Transaction Documents”) required to be delivered by it prior to or at the Closing. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the Seller Transaction Documents to which it is a party shall constitute the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms; except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

     4.3 No Conflicts.
          (a) The execution, delivery and performance of this Agreement and the Seller Transaction Documents by each Seller do not and will not (with or without the passage of time or the giving of notice):
               (i) violate or conflict with the organizational documents of any such Seller, or any law, statute, regulation, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (collectively, “Laws”) binding upon such Seller;
               (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any Material agreement or other Material obligation to which any such Seller is a party or by which it or any of its assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to any such Seller or any Purchased Asset or require the consent, waiver or approval of any other Person; or
               (iii) result in, require or permit the creation or imposition of any claim, lien, pledge, charge, security interest, equitable interest, option, mortgage, right of first refusal, condition, restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership, or other encumbrance of any nature whatsoever (collectively, “Encumbrances”) of any nature upon any such Seller or any Purchased Asset.
          (b) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to any of such Sellers’ Knowledge, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of any such Seller to enter into or perform its obligations under this Agreement or any such other agreements or instruments. Such Seller has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby and has no obligation to obtain any governmental approval or consent.
     4.4 Title. Each Seller and upon transfer of the Purchased Assets to Buyer at Closing as contemplated by this Agreement, Buyer shall acquire, good and marketable title thereto free and clear of any Encumbrance;
     4.5 Sufficiency of Assets. The Purchased Assets include all tangible and intangible assets and rights that are used or held for use in the operation or conduct of the Businesses, and are sufficient for the conduct of the Businesses by Buyer following the Closing in substantially the same manner as conducted by each Seller prior to the date hereof. None of the past or present affiliates of any Seller participates (or has participated) in the operation or conduct of, or own or have rights to any assets or property used or held for use in the operation or conduct of, the Businesses or the Purchased Assets.
     4.6 Compliance with Laws. Each Seller is, and at all times during its existence has been, in compliance with all applicable Laws; and no Seller has received any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual, or potential violation of or failure to comply with any Law except such notices, orders or other communications that would not in the aggregate result in a Material adverse effect on its Businesses. Each Seller has, and at all times during its existence has had, all licenses, permits and approvals issued by any governmental body or agency necessary or appropriate to the ownership of its assets and the operation of the Businesses.
     4.7 Bulk Sales Laws. The sale of the Purchased Assets to Buyer and the transactions contemplated in this Agreement are not subject to the requirements or provisions of any “bulk-transfer” laws of any jurisdiction, and each Seller hereby waives, to the fullest extent permitted by applicable law, any and all bulk transfer or similar laws that may apply to the transactions contemplated by this Agreement.
     4.8 Litigation. Except for those matters set forth on the Seller Disclosure Schedule, there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting any such Seller or the Businesses or Purchased Assets, or its directors, managers, officers, members or shareholders in their capacities as such, pending, or to the best of such Sellers’ Knowledge, threatened, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind, at law or in equity; and no pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have an adverse effect on the assets, earnings, business, operations or financial condition of any such Seller. There are no unsatisfied judgments, penalties or awards against or affecting any such Seller, the Businesses or the Purchased Assets. Except as otherwise stated above, to any such Sellers’ Knowledge there is no basis for any claims, actions, suits, proceedings, or investigations as discussed above.
     4.9 Personal Property. Except as set forth on the Seller Disclosure Schedule, each Seller has good title to the Purchased Assets owned by it free and clear of any Encumbrance and all Purchased Assets owned by each Seller is in the possession or under the control of such Seller.
     4.10 Insurance. No Seller has received (i) any notice of cancellation of any policy or binder of insurance or refusal of coverage thereunder; (ii) any notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.
     4.11 Intellectual Property.

          (a) For purposes of this Agreement, “Intellectual Property” shall mean any and all proprietary and technical information, patents and patent rights, patent applications, service marks (registered and unregistered), trademarks (registered and unregistered), trademark applications and service mark applications and “Sellers’ Intellectual Property” shall mean the Winnercomm Intellectual Property, Skycam Intellectual Property and the Cablecam Intellectual Property. To each Seller’s Knowledge, neither the use nor exploitation by the Buyer of any of the Sellers’ Intellectual Property will infringe upon or violate any copyright, trade secret, patent, trademark, trade dress, or other proprietary right of any third party (within the United States or abroad) and no license of any third party intellectual property will be required by Buyer to lawfully implement, use, or exploit the Sellers’ Intellectual Property.
          (b) To each Seller’s Knowledge, each Seller has taken commercially reasonable steps to maintain the confidentiality of trade secrets and confidential information included in the Intellectual Property.
          (c) There are no inventions, know-how or trade secrets owned by any such Seller or, to any such Seller’s Knowledge, conceived by an employee of any such Seller on behalf of such Seller, that relate to the Businesses as presently conducted by such Seller, and that are not set forth on Schedule 1.1(a)(2), 1.1(b)(3) or 1.1(c)(4).
          (d) No third party has asserted any claims that they own any of Sellers’ Intellectual Property, or that the use of any of the Sellers’ Intellectual Property, or the operation of the Businesses infringes a third party’s Intellectual Property rights.
          (e) To any such Seller’s Knowledge, its Intellectual Property being transferred, assigned and/or licensed to Buyer in this transaction constitutes all of the Intellectual Property necessary for Buyer to operate the Businesses as presently conducted by such Seller.
     4.12 Taxes. All federal, state, local and foreign tax returns and reports required to be filed by any such Seller relating to the Purchased Assets or the Businesses have been duly filed, and all federal, state, local and foreign income, duties, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, value added and other taxes (including interest and penalties) (collectively, “Taxes”) due from each such Seller as reflected on such returns have been duly paid, except for those being contested in good faith or for which adequate reserves have been taken; and except where a failure to do so would not have a Material adverse effect on any such Seller. There are no pending claims asserted for Taxes upon the Purchased Assets, except for liens for Taxes not yet due and payable.
     4.13 Labor Matters. Except as set forth on Schedule 4.13 (i) no application or petition for certification of a collective bargaining agent is pending and none of the employees of each Seller are, or have been, represented by any union or other bargaining representative, (ii) no union has attempted to organize any group of any such Seller’s employees, and no group of any such Seller’s employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining and (iii) there has not been and there is not currently pending any labor arbitration or proceeding in respect of the grievance of any employee, any application, charge or complaint filed by any employee or union with any governmental authority or any other state or local agency, any strike, slowdown, picketing or work stoppage by any employee at any facility of such Seller, any lockout of any such employees or any labor trouble or other labor-related controversy, occurrence or condition. Such Seller has complied in all Material respects with all laws related to employee benefits and the employment of employees, including those relating to hours, wages, immigration, equal employment opportunity, employment discrimination and employee safety.
     4.14 Brokers. Winnercomm and/or Holdings are obligated to pay a transaction fee to Allen & Company in an amount set forth on Schedule 4.14 (the “Allen & Company Fee”), which obligation is not being assumed by Buyer hereunder. Except for said transaction fee, no person acting on behalf of any such Seller or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.
     4.15 Contracts. No Seller is in default under any Material Sellers’ Contracts to which it is a party (collectively, the “Material Contracts”), and to each Seller’s Knowledge, the other parties thereto are not in default and are valid and binding obligations of the other parties thereto, in accordance with their terms.
     4.16 Financial Statements. The Sellers have provided to Buyer true and correct copies of (a) the audited consolidated balance sheets of Holdings as of December 31, 2006, and the audited consolidated statements of income for Holdings for the year then ended; and (b) the unaudited consolidated balance sheet of Holdings as of November 30, 2008, and the unaudited consolidated statement of income for Holdings for the eleven-month period then ended (collectively, the “Consolidated Financial Statements”). The Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except, with respect to unaudited or interim statements, for the absence of footnotes and subject to normal, recurring adjustments) and fairly present in all material respects the financial position and results of operations of the Sellers as of their respective dates and the results of operations of the Sellers for the periods presented therein.
     4.17 Real Property. No Seller owns any real property and no Seller has any outstanding options or rights of first refusal to purchase real property. The real property currently under lease and listed on Schedules 1.1(a), 1.1(b) and 1.1(c) constitutes all the interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the Businesses. There are no eminent domain or other similar proceedings pending or, to any such Seller’s Knowledge, threatened affecting any portion of the real property currently under lease. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to any such Seller’s Knowledge, threatened, relating to the lease, use, occupancy or operation by any Person of any such real property. The use and operation of the leased real property in the present conduct of the Businesses does not violate in any material respect any instrument of record or agreement affecting such real property. There is no violation of any covenant, condition, restriction, easement or order of any governmental authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting such real property or the use or occupancy thereof.
     4.18 Capitalization. The Seller Disclosure Schedule sets forth the true and correct capitalization table of each Seller as of the date hereof.
     4.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, none of any Seller, nor any other Person makes any other express or implied representation or warranty on behalf of a Seller, and Sellers hereby disclaim any such representation or warranty whether by any such Seller or by any of its officers, directors, employees, agents, members, managers or representatives or any other Person, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by any Seller of any of its officers, directors, employees, agents, members, managers or representatives or any other Person with respect to any one or more of the foregoing.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to the Sellers as of the date of this Agreement as follows:
     5.1 Organization and Good Standing. Buyer is a business corporation duly organized, validly subsisting and in good standing under the laws of Delaware and has all the requisite power and authority as a corporation to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform its obligations hereunder.
     5.2 Power and Authorization. Buyer has the full legal right, power and authority as a business corporation to enter into and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it prior to or at the Closing (the “Buyer Transaction Documents”). The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary action as a corporation. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes, and when executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms; except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

     5.3 No Conflicts.
          (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):
               (i) violate or conflict with Buyer’s organizational documents or any law binding upon Buyer; or
               (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation to which Buyer is a party.
          (b) No consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, creditor, lessor or other person are required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than such as have been obtained or made or which the failure to obtain would not have a Material adverse affect on Buyer’s ability to consummate the transactions contemplated herein and therein.
          (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the Buyer’s Knowledge, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have a adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Buyer has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.
     5.4 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
ARTICLE 6
CLOSING DELIVERABLES
     6.1 Closing Deliverables of Sellers. At the Closing, Sellers shall deliver to Buyer the following documents:
          (a) Written evidence reasonably satisfactory to Buyer that all consents, authorizations, orders and approvals of any governmental commission, if any, or Person required in connection with the execution, delivery and performance of this Agreement have been obtained or made;
          (b) Written evidence reasonably satisfactory to Buyer that any stockholder approval required under applicable law and the Sellers’ charter documents has been obtained;
          (c) Written evidence reasonably satisfactory to Buyer that all of the Purchased Assets will be released, as of the Closing, from any and all claims, liens, pledges, options, charges, easements, security interests, deeds of trust, mortgages, encumbrances or other rights of third parties, including, but not limited to the rights held by Fortress Credit Opportunities I LP pursuant to the Financing Agreement, dated as of February 24, 2006, to the sole satisfaction of Buyer.
          (d) Audited financial statements for the year ended December 31, 2006, unaudited financial statements for the year ended December 31, 2007 and unaudited financial statements for the eleven months ended November 30, 2008; and
          (e) Such other documents to be delivered by Sellers hereunder as are reasonably necessary for Buyer to effectuate and document the transactions contemplated hereby.
     6.2 Closing Deliverable of Buyer. At the Closing, Buyer shall deliver to Sellers the following documents:
          (a) Such other documents to be delivered by Buyer hereunder as are reasonably necessary for Sellers to effectuate and document the transactions contemplated hereby.
ARTICLE 7
POST-CLOSING COVENANTS
     7.1 Further Assurances. Subject to the terms and conditions herein provided, from time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall use commercially reasonable efforts to take or cause to be taken all such further actions, and to do, cause to be done, all things necessary, proper and advisable under applicable laws and regulations, to consummate and make effective the transactions provided for in this Agreement in order to fully effectuate the purposes, terms and conditions of this Agreement, including, without limitation, (a) the execution and delivery of instruments of transfer or assignment or assumption, or such other documents to the other party as such other party reasonably may request to evidence or perfect Buyer’s right, title and interest to the Purchased Assets or to more effectively relieve Sellers of any liabilities or obligations assumed by Buyer hereunder, and (b) to the extent any documents required to be delivered at Closing were not delivered, the (post-Closing) satisfaction of such conditions and the delivery of such documents.

     7.2 Confidential Information. From and for a period of three (3) years after the Closing Date, unless expressly consented to in writing by Buyer, each Seller shall not, and shall use best efforts to cause all affiliates not to, directly or indirectly, use or disclose to any third person, any trade secret, financial data, customer list, pricing or marketing policies or plans or other proprietary or confidential information relating to the Buyer, the Businesses or the Purchased Assets, except for such disclosures as may be required to comply with applicable laws.
     7.3 Consents. To the extent any of the approvals, consents or waivers required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals required to assign any of the Material Contracts to Buyer, have not been obtained by any of the Sellers as of the Closing Date, such Seller shall use its commercially reasonable efforts to do the following:
          (a) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Material Contracts to Buyer as long as Buyer promptly reimburses such Seller for all out-of-pocket payments or charges made by such Seller in connection therewith; and
          (b) enforce, at the request of Buyer and at the expense and for the account of Buyer, any and all rights of such Seller arising from such interest against the other party or parties thereto (including the right to elect to terminate such interest in accordance with the terms thereof upon the written advice of Buyer).
     7.4 UCC Matters. From and after the Closing Date, Sellers will promptly refer all inquiries with respect to ownership of the Purchased Assets or the Businesses to Buyer. In addition, Sellers will execute such proper documents and financing statements as prepared and requested Buyer from time to time to evidence transfer of the Purchased Assets to Buyer, including any necessary assignments or terminations of financing statements.
     7.5 Confidentiality.
          (a) Except as provided in Section 7.5(b), each Party hereto agrees that this Agreement and every provision hereof shall be strictly confidential and shall not be disclosed to any other person other than: (i) with the written consent of the parties; (ii) if it is required by law; (iii) if it is made pursuant to existing contractual obligations; or (iv) if it is required by any rule or regulation of any securities exchange or regulatory or governmental entity whether or not this has the force of law.
          (b) Notwithstanding the foregoing, the confidentiality obligations set forth in Section 7.5(a) shall not prevent or restrict in any way Buyer from announcing its purchase of the Businesses and the Purchased Assets (including the issuance of any press release or any public announcement or communication) or notifying third parties at any time following the Closing that it has purchased the Businesses and the Purchased Assets and introducing itself as successor, including announcements and notifications of the amount of the Purchase Price.
ARTICLE 8
MISCELLANEOUS
     8.1 Survival of Representations and Warranties. Except for Section 4.4 (Title), which shall survive for twelve (12) months following the Closing, none of the representations and warranties made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions contemplated hereunder.
     8.2 Further Assurances. Each party hereto shall use best efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby and shall, from time to time and without further consideration, either before or after the Closing Date, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the ownership of the Purchased Assets to Buyer.
     8.3 Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLERS ARE SELLING THE PURCHASED ASSETS (AND THE BUSINESSES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. SELLERS MAKE NO IMPLIED REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO OTHER IMPLIED WARRANTIES WHATSOEVER.
     8.4 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer, sales, use, documentary and similar taxes and recording and filing fees incurred in connection with the transactions contemplated herein shall be borne by Buyer (and not by Sellers).
     8.5 Disclosure. Until the Closing, except as and to the extent required by law, without the prior written consent of the other party, neither Buyer nor any Seller shall, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this letter. After the Closing, except as and to the extent required by law, without the prior written consent of the other parties hereto, neither Buyer nor any Seller shall, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transaction proposed in this letter.
     8.6 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, facsimile, receipt acknowledged, at the address of the party first set forth above or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefore in all other cases.

Sellers:	c/o Winnercomm Holdings, Inc.
Two Warren Place
6120 South Yale, Second Floor
Tulsa, OK 74136-4229
Attention: James E. Wilburn

With Copy to	Lynnwood R. Moore, Jr.
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172

Buyer:	Outdoor Channel Holdings, Inc.
43445 Business Park Drive
Suite 103
Temecula, California 92590
Attn: Chief Executive Officer

With Copy to	Martin J. Waters, Esq.
Wilson Sonsini Goodrich & Rosati PC
12235 El Camino Real
Suite 200
San Diego, California 92130
     8.7 Assignment and Benefit.
          (a) Neither Buyer nor any Seller shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

          (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.
     8.8 Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.
     8.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware without giving effect to otherwise applicable principles of conflicts of law.
     8.10 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.
     8.12 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.
     8.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original (including facsimile signatures); and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     8.13 Entire Agreement. This Agreement, together with the schedules and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Purchased Assets and supersede all prior agreements and understandings, relating to the matters specifically addressed herein and therein.

     8.14 Certain Definitions. The following terms used in this Agreement shall have the meaning set forth below unless the context otherwise clearly indicates:
          (a) “Buyer’s Knowledge” means the actual knowledge of Roger L. Werner, Shad Burke, and Thomas E. Hornish obtained in the ordinary course of the performance of their respective duties as officer of the Buyer.
          (b) “Material” means (i) with respect to any item, fact, condition or circumstance of a party, that such item, fact, condition or circumstance, individually or in the aggregate with other items, facts, conditions or circumstances affecting such party, would cause an adverse effect of Twenty-Five Thousand ($25,000) Dollars or more to the other party subsequent to the closing of the transactions contemplated by this Agreement or (ii) with respect to any contract or series of related contracts that in the aggregate represents the payment or receipt by any party thereto of Twenty-Five Thousand ($25,000) Dollars or more.
          (c) “Person” means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.
          (d) “Sellers’ Knowledge” means the actual knowledge of any of James E. Wilburn, John A. Baker, Marc Kidd and Jason Kays obtained in the ordinary course of the performance of their respective duties as officers of the Sellers.
[signatures on following page]

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.

SELLERS

Winnercomm, Inc.

By:	/s/ James E. Wilburn

	Name:	James E. Wilburn
	Title:	President

Winnercomm Holdings, Inc.

By:	/s/ James E. Wilburn

	Name:	James E. Wilburn
	Title:	President

Skycam LLC

By:	/s/ John Baker

	Name:	John Baker
	Title:	Manager

Cablecam LLC
By Winnercomm Holdings, Inc., Member/Manager

By:	/s/ James E. Wilburn

	Name:	James E. Wilburn
	Title:	President

BUYER

Outdoor Channel Holdings, Inc.

By:	/s/ Thomas E. Hornish

	Name:	Thomas E. Hornish
	Title:	Chief Operating Officer, General Counsel and Secretary